Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-90254) pertaining to Spire Employee Savings Plan, of our report dated June 17, 2022, on our audits of the statements of net assets available for benefits of Spire Employee Savings Plan as of December 31, 2021 and 2020, and the related statements of changes in net assets available for benefits for the years ended December 31, 2021 and 2020, which report appears in the December 31, 2021, annual report on

Form 11-K of Spire Employee Savings Plan.

/s/ FORVIS, LLP

St. Louis, Missouri

June 17, 2022